Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Updates Net Income, Earnings per Share Guidance

Linthicum Heights, Maryland, May 1, 2006 – Foundation Coal Holdings, Inc. (NYSE:FCL) today announced that it is updating its full year 2006 financial guidance for net income and earnings per diluted share as result of updates to its expectations for 2006 depreciation, depletion and amortization and 2006 amortization of coal supply agreements. The previous full year 2006 guidance for total revenues, adjusted EBITDA, capital expenditures, coal production, coal shipments, and percentage of shipments committed and priced is unchanged. This update to the full year 2006 financial guidance involves non-cash components of the consolidated statement of operations, and, therefore, is not expected to have any impact on cash flows.

The updated full year 2006 financial guidance is as follows:

Revised Guidance

($ in millions, except per-share amounts)

	Revised	Previous

Net income	$90 - 120	$70 - 100

Earnings per diluted share	$2.00 - $2.60	$1.50 –2.15

Depreciation, depletion and amortization	$180 - 190	$205 - 215

Amortization of coal supply agreements (credit to expense)	($15) – (20)	($10) –(20)

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 70 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission, copies of which are available from the Company.

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